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                             INTERIM SERVICES INC.
                      OUTSIDE DIRECTORS' COMPENSATION PLAN




The annual retainer payable to each outside director (presently $17,500.) shall be determined by the Board of Directors at the regularly scheduled meeting of the directors coinciding with the annual meeting of the shareholders of the Company, and such annual retainer shall be effective for the twelve month period commencing on the next July 1st.

Effective October 1, 1996, the annual retainer payable to outside directors of the Company shall be payable in the form of shares of the Company's Common Stock, in lieu of cash.

The number of shares distributable to each outside director in payment of the director's annual retainer shall be equal to the number of shares determined by dividing the annual retainer amount by the closing price of the Company's common stock on the date of the annual shareholder's meeting, rounded up to the next highest even number; provided, however, that the number of shares distributable to each outside director on October 1, 1996, the effective date of this plan, shall be determined by dividing $13,125 by the closing price of the Company's stock on October 1, 1996.

Attendance at meetings of the directors shall be compensated at the rate of $2,000. per meeting, payable in cash. Attendance at board committee meetings, in person or by telephone, shall be compensated at the rate of $1,000. per meeting, payable in cash.

This Plan shall remain in effect until amended or terminated by the Board of Directors.

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